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                                                                 Exhibit (h)(21)
                                 THE GALAXY FUND

                        PRICING AND BOOKKEEPING AGREEMENT
                                 Amendment No. 1



                                                         _________________, 2002

Colonial Management Associates, Inc.
One Financial Center
Boston, Massachusetts  02111

Dear Sirs:

         This letter is to confirm that the undersigned, The Galaxy Fund (the "Trust"), a Massachusetts business trust, has agreed that the Pricing and Bookkeeping Agreement ("Agreement") between the Trust and Colonial Management Associates, Inc. ("CMA") dated as of July 1, 2002 is herewith amended to provide that CMA shall be the pricing and bookkeeping agent for the Trust's New Jersey Municipal Money Market Fund, Florida Municipal Money Market Fund and Institutional Prime Money Market Fund on the terms and conditions contained in the Agreement.

         If the foregoing is in accordance with your understanding, will you so indicate by signing and returning to us the enclosed copy thereof.

                                       Very truly yours,

                                       THE GALAXY FUND



                                       By:    ____________________
                                       Name:  John T. O'Neill
                                       Title: President

Accepted:

COLONIAL MANAGEMENT ASSOCIATES, INC.

By:       ______________________
Name:
Title: